Exhibit 99.1
EXECUTION VERSION
AMENDED AND RESTATED EMPLOYMENT AND
CHANGE IN CONTROL AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into on this 11th day of February, 2008, by and among DAVID P. STOCKERT, an individual resident of the State of Georgia (the “Executive”), and POST PROPERTIES, INC., POST APARTMENT HOMES, L.P., and POST SERVICES, INC., and amends, restates and supersedes the Employment Agreement, as amended, among Executive and Post Properties, Inc. dated July 18, 2003 (the “2003 Agreement”).
WITNESSETH
     WHEREAS, the Post Group and Executive desire collectively to amend and restate the 2003 Agreement in the form of this Agreement to (among other things) take into account § 409A of the Code; and
     WHEREAS, the Post Group desires individually and/or collectively to employ Executive, and Executive desires to be employed individually and/or collectively by the Post Group, all on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Post Group and Executive, intending to be legally bound, hereby agree as follows:
§ 1. Definitions.
     1.1 Affiliate. The term “Affiliate” for purposes of this Agreement shall mean (a) Post Apartment Homes, (b) Post Services, (c) Post GP Holdings (d) any other organization if Post, Post Apartment Homes, Post Services or Post GP Holdings (i) beneficially own more than twenty percent (20%) of the outstanding voting capital stock of such organization (if such organization is a corporation) or more than twenty percent (20%) of the beneficial interests of such organization (if such organization is not a corporation) as of the date of this Agreement and (ii) possess the power to direct or cause the direction of the day to day operations and affairs of such organization, whether through ownership of voting securities, by contract, in the capacity of general partner, manager or managing member or otherwise as of the date of this Agreement.
     1.2. Board. The term “Board” for purposes of this Agreement shall mean the Board of Directors of Post.
     1.3 Cash Compensation. The term “Cash Compensation” for purposes of this Agreement shall mean the sum of:

     (a) Executive’s annual base salary (as determined without regard to any salary deferral election) pursuant to § 5.1 in effect on the day before Executive’s employment terminates under § 4 or § 6 or, if greater, Executive’s average annualized annual base salary (as determined without regard to any salary deferral election) pursuant to § 5.1 over the three (3) consecutive year period which ends on the date that Executive’s employment so terminates, and
     (b) the average annual bonuses which have been paid to Executive pursuant to § 5.2 or which would have been paid pursuant to § 5.2 but for a bonus deferral election with respect to Executive’s performance over the three (3) consecutive calendar year period immediately preceding the calendar year during which Executive’s employment so terminates whether (i) such bonuses are paid (or would have been paid but for a bonus deferral election) in cash, in property, or in any combination of cash and property or (ii) such bonuses are paid during the calendar year for which performance is measured or are paid subsequent to the end of the calendar year for which performance is measured; provided, however,
     (c) neither the value of any stock option or restricted stock grants made to Executive in any calendar year, nor any income which Executive realizes in any calendar year from the exercise of any such stock options or the lapse of any restrictions on such restricted stock grants, nor any payments under Post’s Shareholder Value Plan, Post’s Employee Stock Plan, Post’s 2003 Incentive Stock Plan or Post’s Value Creation Stock Grant Program or stock granted under § 5.4 shall be treated as part of Executive’s salary under § 1.3(a) or as part of Executive’s bonuses under § 1.3(b).
     1.4 Cause. The term “Cause” for purposes of this Agreement shall (subject to § 1.4(d)) mean:
     (a) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to a member of the Post Group, a prosecutor, or otherwise publicly admits, any felony or any act of fraud, misappropriation, or embezzlement, or Executive otherwise engages in a fraudulent act or course of conduct;
     (b) There is any material act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to a member of the Post Group to the material detriment of the Post Group; or
     (c) Executive breaches in any material respect any of the covenants set forth in § 7, § 8, § 9 or § 10 of this Agreement; provided, however,
     (d) No such act or omission or event shall be treated as “Cause” under this Agreement unless (i) Executive has been provided a detailed, written statement of the basis for the Post Group’s belief such act or omission or event constitutes “Cause” and an opportunity to meet with the Compensation Committee (together with Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the allegation is under § 1.4(b) or § 1.4(c), has had at least a thirty (30) day period to take corrective action, and (ii) the Compensation Committee after such meeting (if Executive meets with the Compensation Committee) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least a majority of the members of the Compensation Committee then in office at a meeting called and held for such purpose that “Cause” does exist under this Agreement.
     1.5 Change in Control. The term “Change in Control” for purposes of this Agreement shall mean:
     (a) a “change in control” of Post of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the Exchange Act as in effect on the date of this Agreement;
     (b) a “person” (as that term is used in 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing forty-five percent (45%) or more of the combined voting power for election of directors of the then outstanding securities of Post;
     (c) the individuals who at the beginning of any period of two (2) consecutive years or less (starting on or after the date of this Agreement) constitute the Board cease for any reason during such period to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by vote of at least two-thirds (2/3) of the members of such Board then still in office who were members of such Board at the beginning of such period;
     (d) the shareholders of Post approve any reorganization, merger, consolidation, or share exchange as a result of which the common stock of Post shall be changed, converted, or exchanged into or for securities of another organization (other than a merger with an Affiliate identified in §1.1(a), (b) or (c) of this Agreement or a wholly-owned subsidiary of Post), or any dissolution or liquidation of Post, or any sale or the disposition of fifty percent (50%) or more of the assets or business of Post; or
     (e) the shareholders of Post approve any reorganization, merger, consolidation, or share exchange with another corporation unless (i) the persons who were the beneficial owners of the outstanding shares of the common stock of Post immediately before the consummation of such transaction beneficially own more than sixty percent (60%) of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (ii) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 1.5(e)(i) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Post common stock immediately before the consummation of such transaction, provided, however (iii) the percentage described in § 1.5(e)(i) of the beneficially owned shares of the successor or survivor corporation and the number described in § 1.5(e)(ii) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Post by the persons described in § 1.5(e)(i) immediately before the consummation of such transaction.
     1.6 Code. The term “Code” for purposes of this Agreement shall mean the Internal Revenue Code of 1986, as amended.
     1.7 Compensation Committee. The term “Compensation Committee” for purposes of this Agreement shall mean the Executive Compensation and Management Development Committee of the Board or any successor of such committee or, if there is no such successor, the Board.
     1.8 Confidential or Proprietary Information. The term “Confidential or Proprietary Information” for purposes of this Agreement shall mean any secret, confidential, or proprietary information of Post or any Affiliate (not otherwise included in the definition of Trade Secret in § 1.28 of this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of Post or any Affiliate.
     1.9 Delayed Payment Date. The term “Delayed Payment Date” for purposes of this Agreement shall mean the date which is six (6) months and one (1) day after the date that Executive has a Separation from Service.
     1.10 Disability. The term “Disability” for purposes of this Agreement shall mean that Executive, as a result of a mental or physical condition or illness affecting a major life activity, is unable to perform the essential functions of Executive’s job at the Post Group for any consecutive 180-day period, even with reasonable accommodation, all as reasonably determined by the Compensation Committee.
     1.11 Effective Date. The term “Effective Date” for purposes of this Agreement shall mean either the date which includes the “closing” of the transaction which makes a Change in Control effective, if the Change in Control is made effective through a transaction which has a “closing”, or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission (or otherwise publicly announced as effective), if the Change in Control is made effective other than through a transaction which has a “closing”.
     1.12 Exchange Act. The term “Exchange Act” for purposes of this Agreement shall mean the Securities Exchange Act of 1934, as amended.
     1.13 Good Reason.
     (1) The term “Good Reason” for purposes of § 6 of this Agreement shall (subject to § 1.13(1)(e)) mean:
     (a) there is a reduction after a Change in Control, but before the end of Executive’s Protection Period, in Executive’s base salary pursuant to § 5.1 or there is a reduction after a Change in Control, but before the end of Executive’s Protection Period, in Executive’s eligibility to receive any bonuses pursuant to § 5.2 or incentive compensation or awards pursuant to § 5.3 or § 5.4 substantially different from the eligibility of other senior executives of the Post Group to receive such bonuses or incentive compensation, all without Executive’s express written consent;
     (b) there is a reduction after a Change in Control, but before the end of Executive’s Protection Period, in the scope, importance, or prestige of Executive’s duties, responsibilities, or authority (other than a mere change in Executive’s title, if such change in title is consistent with the organizational structure of the Post Group following such Change in Control) without Executive’s express written consent;
     (c) at any time after a Change in Control, but before the end of Executive’s Protection Period (without Executive’s express written consent), there is a transfer of Executive’s primary work site from Executive’s primary work site on the date of such Change in Control or, if Executive subsequently consents in writing to such a transfer under this Agreement, from the primary work site that was the subject of such consent, to a new primary work site that is more than thirty-five (35) miles from Executive’s then current primary work site, unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site; or
     (d) there is a failure (without Executive’s express written consent) after a Change in Control, but before the end of Executive’s Protection Period, to continue to provide to Executive health and welfare benefits, deferred compensation benefits, executive perquisites (other than the use of a company airplane for personal purposes), and stock option and restricted stock grants that are in the aggregate comparable in value to those provided to Executive immediately prior to the Change in Control Date; provided, however,

     (e) No such act or omission shall be treated as “Good Reason” under § 1.13(1) unless
     (i) (A) Executive delivers to the Compensation Committee a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (B) Executive delivers such statement before the later of (1) the end of the ninety (90) day period that starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists, or (2) the end of the period mutually agreed upon for purposes of this § 1.13(1)(e)(i)(B) in writing by Executive and the Chairman of the Compensation Committee, (C) Executive gives the Compensation Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief, and (D) Executive actually submits Executive’s written resignation to the Compensation Committee during the sixty (60) day period that begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or
     (ii) the Post Group states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this Agreement and Executive resigns during the sixty (60) day period that starts on the date such statement is actually delivered to Executive;
     (f) If (A) Executive gives the Compensation Committee the statement described in § 1.13(1)(e)(i) before the end of the thirty (30) day period that immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in § 1.13(1)(e)(i), or (B) the Post Group provides the statement to Executive described in § 1.13(1)(e)(ii) before the end of the thirty (30) day period that immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in § 1.13(1)(e)(ii), then (C) such resignation shall be treated under this Agreement as if made in Executive’s Protection Period; and
     (g) If Executive consents in writing to any reduction described in § 1.13(1)(a) or § 1.13(1)(b), to any transfer described in § 1.13(1)(c) or to any failure described in § 1.13(1)(d) in lieu of exercising Executive’s right to resign for Good Reason and delivers such consent to the Post Group, the date such consent is delivered to the Post Group thereafter shall be treated under this definition as the date of a Change in Control for purposes of determining whether Executive subsequently has Good Reason under this Agreement to resign under § 6.1 or § 6.3 as a result of any subsequent reduction described in § 1.13(1)(a) or § 1.13(1)(b), any subsequent transfer described in § 1.13(1)(c), or any subsequent failure described in § 1.13(1)(d).

     (2) The term “Good Reason” for purposes of § 4 of this Agreement shall mean:
     (a) there is a change in Executive’s eligibility for compensation and benefits in a manner that results in Executive’s compensation and benefits being reduced five percent (5%) more than the reduction in compensation and benefits effected with respect to other senior executives of the Post Group; or
     (b) there is a significant reduction in Executive’s level of responsibility or authority (other than a mere change in Executive’s title) without Executive’s express written consent; or
     (c) there is a transfer of Executive’s primary work site from the Executive’s primary work site on the date of this Agreement or, if the Executive subsequently consents in writing to such a transfer under this Agreement, from the primary work site that was the subject of such consent, to a new primary work site that is more than thirty-five (35) miles from Executive’s then current primary work site, unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site or unless Executive provides his express written consent; provided, however,
     (d) No such act or omission shall be treated as “Good Reason” under § 1.13(2) unless
     (i) (A) Executive delivers to the Compensation Committee a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (B) Executive delivers such statement before the later of (1) the end of the ninety (90) day period that starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists, or (2) the end of the period mutually agreed upon for purposes of this § 1.13(2)(d)(i)(B) in writing by Executive and the Chairman of the Compensation Committee, (C) Executive gives the Compensation Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief, and (D) Executive actually submits Executive’s written resignation to the Compensation Committee during the sixty (60) day period that begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or
     (ii) the Post Group states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this § 1.13(2) and Executive resigns during the sixty (60) day period that starts on the date such statement is actually delivered to Executive.

     1.14 Gross Up Payment. The term “Gross Up Payment” for purposes of this Agreement shall mean a payment by the Post Group to or on behalf of Executive which shall be sufficient to pay in full (a) any excise tax described in § 13 in full, (b) all federal, state and local income taxes (other than a tax under § 409A of the Code) and social security and other employment taxes on the payment made to pay such excise tax plus any additional excise taxes, income taxes (other than a tax under § 409A of the Code) and social security and other employment taxes resulting from such payment and from all of the additional payments called for in this § 1.14(b) and in § 1.14(c) and (c) any interest or penalties assessed by the Internal Revenue Service on Executive which are related to the payment of such taxes unless such interest or penalties are attributable to Executive’s willful misconduct or gross negligence.
     1.15 Group Health Plan. The term “Group Health Plan” for purposes of this Agreement shall mean the group health plan maintained by any member of the Post Group for the purpose of providing medical, dental and vision benefits for the employees of the Post Group and any Affiliates.
     1.16 Interest. The term “Interest” for purposes of this Agreement shall mean interest for the period between Executive’s Separation from Service and Executive’s Delayed Payment Date at the three (3) month LIBOR rate (using the three (3) month LIBOR rate published in The Wall Street Journal on the date of Executive’s Separation from Service) plus 100 basis points, compounded monthly.
     1.17 Multifamily Property. The term “Multifamily Property” for purposes of this Agreement and any renewal of this Agreement shall mean any real property on which an upscale multifamily residential-use development has been constructed or is under construction as of the date of this or any renewal of this Agreement.
     1.18 Post. The term “Post” for purposes of this Agreement shall mean Post Properties, Inc., a Georgia corporation, and any successor to Post.
     1.19 Post Apartment Homes. The term “Post Apartment Homes” for purposes of this Agreement shall mean Post Apartment Homes, L.P., a Georgia limited partnership, and any successor to Post Apartment Homes.
     1.20 Post GP Holdings. The term “Post GP Holdings” for purposes of this Agreement shall mean Post GP Holdings, Inc., a Georgia corporation, and any successor to Post GP Holdings.
     1.21. Post Group. The term “Post Group” for purposes of this Agreement shall mean, individually and collectively, Post, Post Apartment Homes and Post Services.
     1.22 Post Services. The term “Post Services” for purposes of this Agreement shall mean Post Services, Inc., a Georgia corporation, and any successor to Post Services.

     1.23 Protection Period. The term “Protection Period” for purposes of this Agreement shall (subject to § 1.13(1)(g)) mean the three (3) year period which begins on the Effective Date.
     1.24 Restricted Period. The term “Restricted Period” for purposes of this Agreement shall mean the period which starts on the date Executive’s employment by the Post Group terminates for any reason or no reason and which ends (i) on the first anniversary of such termination date for purposes of § 9 and § 10 and (ii) on the second anniversary of such termination date for purposes of § 7 and § 8.
     1.25 Shareholder Value Plan. The term “Shareholder Value Plan” for purposes of this Agreement shall mean the Post Properties, Inc. 2002 Shareholder Value Plan, as amended, and any successor to such plan.
     1.26 Separation from Service. The term “Separation from Service” for purposes of this Agreement shall mean a “separation from service” within the meaning of § 409A of the Code and the related income tax regulations.
     1.27 Specified Employee. The term “Specified Employee” for purposes of this Agreement shall mean a “specified employee” within the meaning of § 409A of the Code and the related income tax regulations.
     1.28 Trade Secret. The term “Trade Secret” for purposes of this Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:
     (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
     (b) is the subject of reasonable efforts by Post or an Affiliate to maintain its secrecy.
§ 2. Employment.
     2.1 General. Subject to the terms of this Agreement, the Post Group, or one or more of the members of the Post Group, hereby employ Executive, and Executive hereby accepts such employment for the “term” described in § 3. The members of the Post Group hereby delegate to Post the power and the responsibility to act on their benefit under this Agreement. Post shall allocate between the members of the Post Group which actually employ Executive all compensation and other expenses related to their employment of Executive.

     2.2 Title and Duties and Responsibilities. Executive shall initially serve as the President and Chief Executive Officer of each member of the Post Group and initially shall have the duties, rights, and responsibilities normally associated with such positions, including oversight of the operations of the Post Group, development and execution of the strategies of the Post Group, and management of the executive management team of the Post Group, as well as such other comparable duties as assigned by Post. Executive shall devote his full business time, skills, and best efforts to rendering services on behalf of the Post Group and shall exercise such care as is customarily required by executives undertaking similar duties for entities similar to the Post Group.
§ 3. Term.
     3.1 Initial Term. Subject to § 3.2, the term of employment of Executive which began under the 2003 Agreement on July 18, 2003 (the “Start Date”) with a three (3) year term shall continue under this Agreement and shall (subject to § 3.3, § 4 and § 6) continue up to, but not including, July 18, 2010.
     3.2 Automatic Renewals. Unless the Board or Executive decides otherwise, and notifies the other party of that decision in writing before July 18, 2008 or any successive anniversary of July 18, 2008, the three (3) year term of this Agreement shall (subject to § 3.3, § 4 and § 6) renew on each successive anniversary of the Start Date which is on or after July 18, 2008 so that the term of Executive’s employment under this Agreement shall never be less than two (2) years nor more than three (3) years; provided, no automatic renewal under this § 3.2 shall extend the term of this Agreement beyond the date Executive reaches age 65.
     3.3 Special Rules. If Executive’s Protection Period begins before the term of this Agreement expires, this Agreement shall continue (notwithstanding § 3.2) in effect through the end of Executive’s Protection Period and, if Executive has a right to any compensation or benefits under § 6 before the term of this Agreement expires, the term of this Agreement shall continue until Executive agrees that all of the Post Group’s obligations to Executive under this Agreement have been satisfied in full or a court of competent jurisdiction makes a final determination that the Post Group has no further obligations to Executive under this Agreement, whichever comes first.
§ 4. Termination.
     4.1 General Rule. Any member of the Post Group may terminate Executive’s employment at any time and Executive may resign at any time; provided, that if the termination is without Cause or Executive resigns for Good Reason,
     (a) The Post Group, following Executive’s Separation from Service, shall continue to pay Executive pursuant to its standard payroll practices the Cash Compensation (converted to a monthly figure) to Executive for the remaining term of this Agreement as if Executive was still employed (as determined immediately prior to the date of Executive’s Separation from Service); provided, however, if Executive is a Specified Employee at his Separation from Service, any Cash Compensation payable to Executive between the period beginning on the date of Executive’s Separation from Service and ending on Executive’s Delayed Payment Date shall be delayed until Executive’s Delayed Payment Date, at which time all the so delayed payments shall be made in a lump sum with Interest;
     (b) The Post Group shall provide or make available health care coverage and shall provide reimbursement for life insurance and long-term disability premiums as follows:
     (i) During the period starting on the date of Executive’s Separation from Service and ending on the earlier of (A) the last day of the remaining term of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service) or (B) the date when Executive is no longer entitled to continued coverage under § 4980B of the Code (the “COBRA Period”), the Post Group shall provide continued coverage under the Group Health plan pursuant to § 4980B of the Code (“COBRA Coverage”) and reimburse Executive for a portion of the monthly premiums paid by Executive for such COBRA Coverage,
     (ii) If the period described in § 4.1(b)(i) ends at the end of the COBRA Period, the Post Group for the remaining term (if any) of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service) shall provide Executive (1) continued coverage under the Group Health Plan or (2) if coverage for Executive is not available under the Group Health Plan, health insurance coverage from an insurance company selected by Executive and reimburse Executive for a portion of the monthly premiums paid by Executive for either form of coverage,
     (iii) If so requested by Executive in writing before the end of the coverage period described in either § 4.1(b)(i) or § 4.1(b)(ii), whichever is applicable, the Post Group will make available to Executive continued coverage under the Group Health Plan for up to an additional eighteen (18) months following the end of such coverage period to the extent Executive had such coverage under the Group Health Plan at the end of such coverage period and timely pays the monthly premium then paid by former employees for comparable COBRA Coverage,
     (iv) The reimbursable portion of the premiums paid by Executive each month under § 4.1(b)(i) and § 4.1(b)(ii) shall equal the dollar amount the Post Group would have paid on Executive’s behalf each month for the coverage which had been in effect immediately before Executive’s Separation from Service under the Group Health Plan had Executive remained employed by the Post Group for the remaining term of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service). For the avoidance of doubt, the Post Group will not be responsible for any reimbursement during the period described in § 4.1(b)(iii),
     (v) The Post Group shall reimburse Executive for the remaining term of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service) for a portion of Executive’s monthly premiums to purchase life insurance coverage and long-term disability coverage which is no less than the face amount of Executive’s life insurance coverage and long-term disability coverage in effect immediately before Executive’s Separation from Service, and the reimbursable portion each month shall equal the dollar amount the Post Group would have paid in premiums on Executive’s behalf each month for the life insurance coverage and long-term disability coverage under the policies which had been in effect immediately before Executive’s Separation from Service had Executive remained employed by the Post Group for the remaining term of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service),
     (vi) The reimbursements called for under this § 4.1(b) shall be requested by Executive and processed and made by the Post Group in accordance with the policies and procedures in effect from time to time under the Post Group’s standard expense reimbursement policy for the Post Group’s senior executives as provided to Executive, but no cost or expense shall be reimbursable under this § 4.1(b) after the end of the calendar year immediately following the calendar year in which Executive incurs such cost or expense even if reimbursement was permissible at a later date under such policy, and
     (vii) The Post Group shall add to each reimbursement made pursuant to this § 4.1(b) an amount which the Post Group acting in good faith reasonably determines would be sufficient for Executive to pay his income and employment tax due on such reimbursement if Executive was subject to the maximum marginal tax rates; provided, however, if Executive is a Specified Employee at his Separation from Service, no such additional payments shall be made until the Delayed Payment Date, and the Post Group on the Delayed Payment Date shall make a lump sum payment in cash with Interest to Executive which the Post Group acting in good faith reasonably determines would be sufficient for Executive to pay his income and employment tax due on all of the reimbursements made before such date pursuant to this § 4.1(b) if Executive was subject to the maximum marginal tax rates; and

     (c) (i) Each outstanding stock option granted to Executive by Post shall become exercisable immediately before Executive’s termination of employment to the full extent the option would have become exercisable if Executive had remained employed by the Post Group through the remainder of the term of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service), and each option shall remain exercisable until the earlier of (A) the expiration of the term of the option or (B) the date the option would have expired if Executive’s employment had terminated at the end of the term of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service) without Cause or for Good Reason,
     (ii) Executive, immediately before his Separation from Service, shall vest in any outstanding restricted stock granted by Post to the full extent Executive would have vested in the restricted stock had Executive remained employed by the Post Group through the end of the term of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service), and
     (iii) Executive shall have the right to receive the bonus or bonuses, if any, that Executive would have been entitled to receive under the Shareholder Value Plan in effect on the date his employment terminates if Executive’s employment had been terminated by the Post Group at the end of the term of this Agreement (as determined immediately prior to the date of Executive’s Separation from Service) and the time for the payment of such bonus or bonuses, if any, shall be fixed on the date of Executive’s Separation from Service under the terms of the Shareholder Value Plan in effect on the date of Executive’s Separation from Service; provided, however, if Executive is a Specified Employee on the date of Executive’s Separation from Service, the payment of his bonus or bonuses shall be delayed until Executive’s Delayed Payment Date, at which time any payment which has been so delayed shall be made in a lump sum with Interest.
     4.2 Loans. Executive currently has outstanding two loans from Post which were made to enable Executive to purchase shares of Post stock. (“Loan A” and “Loan B”). Post has previously agreed to forgive the principal of one of Executive’s loans (“Loan A”) in the amount of $100,000.00 per year (“Principal Reduction”). In the event Executive’s employment is terminated by the Post Group without Cause or Executive resigns for Good Reason, the Post Group shall pay to Executive at Executive’s Separation from Service an amount equal to the Principal Reduction that would have occurred if Executive had remained employed by the Post Group for the remainder of the Term under § 3 of this Agreement; provided, however, if Executive is a Specified Employee at Executive’s Separation from Service, such payment shall be delayed and made at Executive’s Delayed Payment Date with Interest. If Executive receives a payment equal to the Principal Reduction pursuant to this § 4.2, Executive agrees to use that payment to reduce the principal amount of Loan A.
     4.3 Termination for Cause, Resignation without Good Reason or as a result of Death or Disability. If (a) any member of the Post Group terminates Executive’s employment for Cause, (b) Executive resigns without Good Reason or (c) Executive’s employment terminates as a result of Executive’s death or Disability, then (i) the Post Group’s only obligation to Executive under this Agreement shall (subject to applicable withholdings) be to pay Executive’s base salary and bonus, if any, which were due and payable pursuant to § 5.1 or § 5.2 on the date Executive has a Separation from Service and to reimburse Executive for expenses Executive had already incurred and which would have otherwise been reimbursed pursuant to § 5.6 but for such Separation from Service and (ii) Executive shall have the right to receive any benefits payable under the Post Group’s employee benefit plans, programs and policies (including options to purchase Post stock) which Executive otherwise has a nonforfeitable right to receive under this Agreement at the time of Executive’s Separation from Service; provided, however, if the Post Group acting in good faith determines that any such payment would subject Executive to a tax under § 409A of the Code if made at his Separation from Service, such payment shall be delayed and made at Executive’s Delayed Payment Date with Interest.
§ 5. Compensation.
     5.1 Base Salary. Executive’s initial annual base salary under this Agreement shall be $420,000, less required deductions. The Compensation Committee shall review Executive’s base salary on an annual basis, and the Compensation Committee, upon such review and in its sole discretion, may increase or decrease Executive’s base salary by an amount which the Compensation Committee deems appropriate in light of the Post Group’s and Executive’s performance during the period covered by such review; provided, however, that Executive’s base salary under this § 5.1 shall not be reduced below $420,000 per annum. Executive’s base salary, less any required deductions, shall be paid to Executive in accordance with the Post Group’s standard payroll practices and procedures for salaried employees.
     5.2 Bonus. In addition to his compensation under § 5.1, Executive shall receive during the term of this Agreement an annual bonus, provided that the personal and corporate goals to be established by the Compensation Committee are met or exceeded. In the event that Executive is paid a bonus under this § 5.2 for any period of time less than one year, Executive’s bonus shall be a pro rata share of the annual bonus.
     5.3 Incentive Compensation. In addition to his compensation under § 5.1 and § 5.2, Executive shall receive during the term of this Agreement an option each year to purchase shares of Post’s common stock in a number and at a price to be determined by the Compensation Committee. Unless decided otherwise by the Compensation Committee in a manner consistent with Post’s practice with respect to other senior executives, any options awarded pursuant to this § 5.3 shall vest over a three (3) year period in the following manner:

First anniversary of grant date:	33% of options vest,
Second anniversary of grant date:	33% of options vest,
Third anniversary of grant date:	34% of options vest,
provided an option shall vest on an anniversary of the option grant date only if Executive is still employed by a member of the Post Group on such anniversary of the grant date or as otherwise provided under this Agreement.
     5.4 Restricted Stock Awards And Shareholder Value Plan. In addition to Executive’s compensation under § 5.1, § 5.2, and § 5.3, Executive shall receive during the term of this Agreement an annual award of Restricted Stock and shall during the term of this Agreement participate in Post’s long-term incentive programs, including the Shareholder Value Plan, when and as recommended by the Compensation Committee.
     5.5 Comparison With Other REIT’s. At regular intervals Post shall continue to retain Compensation Consultants to assure that the total compensation paid to Executive is comparable to that being paid to executives at comparable Apartment REITs, and/or other REITs of a similar size, all as determined by the Compensation Committee.
     5.6 Expenses. Executive shall be reimbursed for all reasonable business-related expenses incurred by Executive at the request of or on behalf of a member of the Post Group in accordance with the Post Group’s expense reimbursement policies and procedures for its senior executives, including, without limitation, first class travel expenses incurred in connection with the performance of Executive’s duties and responsibilities under this Agreement.
     5.7 Vacation. In addition to Post-wide company holidays, Executive shall during the term of this Agreement be eligible to take up to 20 business days of vacation during each calendar year at any time on or after the first day of each such calendar year. Vacation days not taken shall be forfeited, and Executive will not receive any pay in lieu of vacation.
     5.8 Benefit Plans. Executive shall be entitled to participate in such medical, dental, disability, hospitalization, life insurance, and other employee benefit plans as are maintained by the Post Group for the benefit of senior executive officers.
§ 6. Change In Control.
     6.1 General Rule. If there is a Change in Control and either (i) any member of the Post Group during Executive’s Protection Period terminates Executive’s employment without Cause, (ii) Executive during Executive’s Protection Period resigns for Good Reason, or (iii) Executive resigns for any or no reason whatsoever at any time during the ninety (90) day period that starts on the first anniversary of the Effective Date, then
     (a) The Post Group shall pay Executive three (3) times Executive’s then Cash Compensation in cash in a lump sum at his Separation from Service; provided, however, if Executive is a Specified Employee at Executive’s Separation from Service, such payment shall be delayed and paid with Interest on his Delayed Payment Date; and
     (b) (i) Each outstanding stock option granted to Executive by Post shall (notwithstanding the terms under which such option was granted) become fully vested and exercisable on the date of Executive’s Separation from Service and shall (notwithstanding the terms under which such option was granted) remain exercisable for the remaining term of each such option (as determined as if there had been no such Separation from Service), subject to the same terms and conditions as if Executive had remained employed by the Post Group for such term or such period (other than any term or condition which gives Post the right to cancel any such option) and (ii) any restrictions on any outstanding restricted stock grants to Executive by Post immediately shall (notwithstanding the terms under which such grant was made) expire and Executive’s right to such stock shall be non-forfeitable; and
     (c) The Post Group shall provide or make available health care coverage and shall provide reimbursement for life insurance and long-term disability premiums as follows:
     (i) During the period starting on the date of Executive’s Separation from Service and ending on the earlier of (A) the last day of the three (3) year period following Executive’s Separation from Service (the “3 Year Period”) or (B) the date when Executive is no longer entitled to continued coverage under § 4980B of the Code (the “COBRA Period”), the Post Group shall provide continued coverage under the Group Health plan pursuant to § 4980B of the Code (“COBRA Coverage”) and reimburse Executive for a portion of the monthly premiums paid by Executive for such COBRA Coverage,
     (ii) If the period described in § 6.1(c)(i) ends at the end of the COBRA Period, the Post Group for the remainder (if any) of the 3 Year Period shall provide Executive (1) continued coverage under the Group Health Plan or (2) if coverage for Executive is not available under the Group Health Plan, health insurance coverage from an insurance company selected by Executive and reimburse Executive for a portion of the monthly premiums paid by Executive for either form of coverage,
     (iii) If so requested by Executive in writing before the end of the coverage period described in either § 6.1(c)(i) or § 6.1(c)(ii), whichever is applicable, the Post Group will make available to Executive continued coverage under the Group Health Plan for up to an additional eighteen (18) months following the end of such coverage period to the extent Executive had such coverage under the Group Health Plan at the end of such coverage period and timely pays the monthly premium then paid by former employees for comparable COBRA Coverage,
     (iv) The reimbursable portion of the premiums paid by Executive each month under § 6.1(c)(i) and § 6.1(c)(ii) shall equal the dollar amount the Post Group would have paid on Executive’s behalf each month for the coverage which had been in effect immediately before Executive’s Separation from Service under the Group Health Plan had Executive remained employed by the Post Group for the remainder of the 3 Year Period. For the avoidance of doubt, the Post Group will not be responsible for any reimbursement during the period described in § 6.1(c)(iii),
     (v) The Post Group shall reimburse Executive during the 3 Year Period for a portion of Executive’s monthly premiums to purchase life insurance coverage and long-term disability coverage which is no less than the face amount of Executive’s life insurance coverage and long-term disability coverage in effect immediately before Executive’s Separation from Service, and the reimbursable portion each month shall equal the dollar amount the Post Group would have paid in premiums on Executive’s behalf each month for the life insurance coverage and long-term disability coverage under the policies which had been in effect immediately before Executive’s Separation from Service had Executive remained employed by the Post Group for the remainder of the 3 Year Period,
     (vi) The reimbursements called for under this § 6.1(c) shall be requested by Executive and processed and made by the Post Group in accordance with the policies and procedures in effect from time to time under the Post Group’s standard expense reimbursement policy for the Post Group’s senior executives as provided to Executive, but no cost or expense shall be reimbursable under this § 6.1(c) after the end of the calendar year immediately following the calendar year in which Executive incurs such cost or expense even if reimbursement was permissible at a later date under such policy, and
     (vii) The Post Group shall add to each reimbursement made pursuant to this § 6.1(c) an amount which the Post Group acting in good faith reasonably determines would be sufficient for Executive to pay his income and employment tax due on such reimbursement if Executive was subject to the maximum marginal tax rates; provided, however, if Executive is a Specified Employee at his Separation from Service, no such additional payments shall be made until the Delayed Payment Date, and the Post Group on the Delayed Payment Date shall make a lump sum payment in cash with Interest to Executive which the Post Group acting in good faith reasonably determines would be sufficient for Executive to pay his income and employment tax due on all of the reimbursements made before such date pursuant to this § 6.1(c) if Executive was subject to the maximum marginal tax rates; and
     (d) Executive currently has outstanding two loans from Post which were made to enable Executive to purchase shares of Post stock. (“Loan A” and “Loan B”). Post has previously agreed to forgive the principal of one of Executive’s loans (“Loan A”) in the amount of $100,000.00 per year (“Principal Reduction”). In the event Executive is eligible for a benefit under § 6.1(a), the Post Group shall pay to Executive at his Separation from Service an amount equal to the Principal Reduction that would have occurred if Executive had remained employed by the Post Group or an Affiliate for the remainder of Executive’s Protection Period; provided, however, if Executive is a Specified Employee at Executive’s Separation from Service, such payment shall be delayed until Executive’s Delayed Payment Date. If Executive receives a payment equal to the Principal Reduction pursuant to this § 6.1(d), Executive agrees to use that payment to reduce the principal amount of Loan A.
     (e) If Executive is entitled to and accepts any benefits under § 6 of this Agreement, Executive shall not be entitled to and shall not receive any benefits under § 4 of this Agreement.
     6.2 No Increase In Other Benefits.
     If Executive’s employment terminates under the circumstances described in § 6.1(a) or § 6.3, Executive expressly waives Executive’s right, if any, to have any payment made under § 6.1 taken into account to increase the benefits otherwise payable to, or on behalf of, Executive under any employee benefit plan, whether qualified or unqualified, maintained by the Post Group.
     6.3 Termination In Anticipation Of A Change In Control.
     Executive shall be treated under § 6.1 as if Executive’s employment had been terminated without Cause or Executive had resigned for Good Reason during Executive’s Protection Period if:
     (a) Executive’s employment is terminated by a member of the Post Group without Cause or Executive resigns for Good Reason,
     (b) such termination is effected or such resignation is effective at any time in the sixty (60) day period which ends on the Effective Date of a Change In Control, and

     (c) there is an Effective Date for such Change In Control.
     6.4 Termination as a result of Death or Disability.
     Executive agrees that no member of the Post Group will have any obligation to Executive under this § 6 if Executive’s employment terminates exclusively as a result of Executive’s death or a Disability.
§ 7. No Solicitation Of Customers.
     Executive will not, during the Restricted Period, for purposes of competing with Post or any Affiliate, solicit on Executive’s own behalf or on behalf of any other person, firm, or corporation which engages, directly or indirectly, in the development, operation, management, leasing or landscaping of a Multifamily Property, any customer of Post or any Affiliate with whom Executive had a personal business interaction at any time during the two (2) years immediately prior to the termination of Executive’s employment by any member of the Post Group. This § 7 shall not prohibit a general solicitation not targeted at Post’s or an Affiliate’s customers and in which Executive has no participation or involvement.
§ 8. Antipirating Of Employees.
     Executive will not during the Restricted Period employ or seek to employ on Executive’s own behalf or on behalf of any other person, firm or corporation that engages, directly or indirectly, in the development, operation, management, leasing, or landscaping of a Multifamily Property, any person who was employed by a member of the Post Group in an executive, managerial, or supervisory capacity during the term of Executive’s employment by a member of the Post Group and with whom Executive had business dealings during the two (2) year period which ends on the date Executive’s employment by any member of the Post Group terminates (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by a member of the Post Group for a period of at least one (1) year. This § 8 shall not prohibit a general solicitation not targeted at employees of Post or an Affiliate and in which Executive has no participation or involvement.
§ 9. Trade Secrets And Confidential Or Proprietary Information.
     Executive hereby agrees to hold in a fiduciary capacity for the benefit of Post and each Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Executive may have acquired during the term of Executive’s employment by any member of the Post Group for so long as such information remains a Trade Secret even if such information remains a Trade Secret after the expiration of the Restricted Period.
     In addition, Executive agrees during the Restricted Period to hold in a fiduciary capacity for the benefit of Post and each Affiliate, and not to directly or indirectly use or disclose, any Confidential or Proprietary Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such information) during the term of, in the course of, or as a result of Executive’s employment by any member of the Post Group.
§ 10. Covenant Not To Compete.
     During the Restricted Period, Executive shall not serve as an employee, independent contractor, or otherwise render any advice or services similar to those listed in § 2, directly or indirectly, to any person, firm, or corporation listed on Appendix A of this Agreement with respect to its operations in markets where the Post Group is currently engaged in business. Executive agrees that the entities listed on Appendix A are the Post Group’s principal competitors in the markets where the Post Group is currently engaged in business. Executive further agrees that Executive and the Post Group will, in return for additional consideration, agree to update Appendix A in connection with the annual renewal of this Agreement in order to fairly include only the Post Group’s principal competitors.
§ 11. Reasonable and Necessary Restrictions.
     The Post Group has identified Executive as an individual with significant skills and experience critical to the business of the Post Group. In view of the significant and growing demand for executive talent, the potential impact on the Post Group’s executives of the transformational changes occurring within the industry and the Post Group, and the need to ensure continuity of the senior management team for the Post Group, the Post Group desires to provide Executive through this Agreement with certain incentives to remain in the Post Group’s employment. This Agreement is also designed to provide additional motivation for meeting the Post Group’s goals and objectives, to address potential long term employment concerns of Executive, and to impose certain reasonable restrictions on Executive’s activities designed to protect the Post Group’s interests should Executive’s employment terminate.
     Executive acknowledges that Post and its Affiliates shall disclose or make available Confidential Information and Trade Secrets to Executive that could be used by Executive to the detriment of Post and its Affiliates. In addition, in connection with his employment, Executive shall develop important relationships and contacts with employees valuable to Post and its Affiliates.
     Executive further acknowledges that § 7, § 8, § 9, and § 10 of this Agreement are fair and reasonable, enforcement of the provisions of this Agreement will not cause Executive undue hardship, and the provisions of this Agreement are reasonably necessary and commensurate with the need to protect the Post Group and their business interests and property from irreparable harm.
     Executive acknowledges that the restrictions, prohibitions, and other provisions set forth in this Agreement, including without limitation the Restricted Period and those set forth in § 7, § 8, § 9, and § 10, are reasonable, fair and equitable in scope, terms, and duration; are necessary to protect the legitimate business interests of the Post Group; and are a material inducement to the Post Group to enter into this Agreement. Executive covenants that Executive will not challenge the enforceability of this Agreement nor will Executive raise any equitable defense to its enforcement.
§ 12. Specific Performance.
     Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Post Group likely will have no adequate remedy at law if Executive shall fail to perform any of Executive’s obligations under this Agreement, and Executive therefore confirms that the Post Group’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Post Group. Accordingly, in addition to any other remedies that the Post Group may have at law or in equity, the Post Group will have the right to have all obligations, covenants, agreements, and other provisions of this Agreement specifically performed by Executive, and the Post Group will have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive, and Executive submits to the jurisdiction of the courts of the State of Georgia for this purpose.
§ 13. Tax Protection.
     13.1 General Rule. If Post or Post’s independent accountants (which shall consider such issue upon the reasonable request of the Executive) determine that any payments and benefits called for under this Agreement, together with any other payments and benefits made available to Executive by the Post Group, will result in Executive’s being subject to an excise tax under § 4999 of the Code or if such an excise tax is assessed against Executive as a result of any such payments and other benefits, the Post Group shall make a Gross Up Payment to or on behalf of Executive as and when any such determination or assessment is made, provided Executive takes such action (other than waiving Executive’s right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this § 13) as the Post Group reasonably requests under the circumstances to mitigate or challenge such tax; provided, however, if the Post Group or the Post Group’s independent accountants make such a determination and, further, determine that Executive will not be subject to any such excise tax if Executive waives Executive’s right to receive a part of such payments or benefits and such part does not exceed $25,000, Executive shall irrevocably waive Executive’s right to receive such part if an independent accountant or lawyer retained by Executive and paid by the Post Group agrees with the determination made by the Post Group or the Post Group’s independent accountants with respect to the effect of such reduction in payments or benefits. Any determinations under this § 13 shall be made in accordance with § 280G of the Code and any applicable related regulations (whether proposed, temporary, or final) and any related Internal Revenue Service rulings and any related case law and, if the Post Group reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Executive’s right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this § 13) and Executive complies with such request, the Post Group shall provide Executive with such information and such expert advice and assistance from Post’s independent accountants, lawyers, and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest, and other assessments.
     13.2 409A Rule. Any Gross Up Payment called for under § 13.1 to reimburse Executive for paying the related tax shall be paid to Executive as and when any such determination or assessment is made under § 13.1. The Post Group and Executive acknowledge and agree that solely to satisfy an express requirement in the regulations under § 409A of the Code, such payment shall be made no later than the end of the calendar year immediately following the calendar year in which Executive pays the related tax, and that this provision of § 13.2 shall not give the Post Group the right to delay making a Gross Up Payment to or on behalf of Executive under § 13.1.
§ 14. Executive’s Legal Fees and Expenses.
     If any action at law or in equity is necessary for Executive to enforce or interpret the terms of this Agreement, the Post Group shall promptly pay Executive’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action. If any other action is taken with respect to this Agreement, the Post Group shall bear its own attorneys’ fees and expenses and Executive shall bear Executive’s own attorneys’ fees and expenses. If a reimbursement is called for under this § 14, such reimbursement shall be made no later than the end of the calendar year immediately following the calendar year in which Executive pays the related legal fees or expenses. The Post Group and Executive acknowledge and agree that the deadline set forth in the immediately preceding sentence is only intended to satisfy an express requirement in the regulations under § 409A of the Code and that such sentence shall not give the Post Group the right to delay making a reimbursement in accordance with the first sentence in this § 14.
§ 15. Miscellaneous.
     15.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representatives, and assigns, and the Post Group, and their successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Post Group.
     15.2 Construction of Agreement. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority, including an arbitrator, by reason of such party having or being deemed to have structured or drafted such provision.
     15.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.
     15.4 Survival of Agreements. All covenants and agreements made in this Agreement shall survive the execution and delivery of this Agreement and the termination of Executive’s employment under this Agreement for any reason.
     15.5 Headings and References. The section and sub-section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to sections (§) in this Agreement shall be to sections (§) of this Agreement unless otherwise expressly noted.
     15.6 Notices. All notices, requests, consents, and other communications called for under this Agreement shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in either case, addressed as follows:
(a)	If to Executive:

Mr. David P. Stockert 1665 Lazy River Lane Atlanta, GA 30350

(b)	If to the Post Group:

Post Properties, Inc. One Riverside 4401 Northside Parkway Suite 800 Atlanta, GA 30327-3057 Attention: Corporate Secretary

with a copy to:

Keith M. Townsend King & Spalding LLP 1180 Peachtree Street Atlanta, GA 30309-3521
     15.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     15.8 Entire Agreement. This Agreement constitutes the entire agreement of the Post Group and Executive with respect to the subject matter hereof and supersedes and replaces all prior agreements, written or oral, with respect to the subject matter hereof, including the 2003 Agreement. This Agreement may be modified only by a written instrument signed by the member of the Post Group and Executive.
     15.9 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     15.10 No Waiver. No waiver by any party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of a member of the Post Group, as the case may be.
     15.11 Reference; Non-Disparagement. In the event of Executive’s termination without Cause or resignation for Good Reason, the Post Group agrees to provide Executive with a reference. Each member of the Post Group agrees not to disparage or demean Executive, publicly or otherwise. Executive also agrees not to disparage or demean any member of the Post Group or any of their officers or directors or shareholders, publicly or otherwise.

     IN WITNESS WHEREOF, the members of the Post Group and Executive have executed this Agreement as of the date first written above.

POST PROPERTIES, INC.

By:	/s/ Robert C. Goddard, III

Name:	Robert C. Goddard, III
Title:	Chairman

POST APARTMENT HOMES, L.P.

By:	POST GP HOLDINGS, INC.,
as General Partner

By:	/s/ Robert C. Goddard, III

Name:	Robert C. Goddard, III
Title:	Chairman

POST SERVICES, INC.

By:	/s/ Robert C. Goddard, III

Name:	Robert C. Goddard, III
Title:	Chairman

EXECUTIVE

/s/ David P. Stockert

David P. Stockert

APPENDIX A
AMLI Residential Properties Trust
Apartment Investment and Management Company (AIMCO)
Archstone-Smith
AvalonBay Communities, Inc.
Camden Property Trust
Equity Residential
Fairfield Properties, L.P.
Gables Residential Trust
Harold A. Dawson Company Inc.
JPI
Julian LeCraw & Co., Inc.
Lane Company
Lincoln Property Company
Mid-America Apartment Communities, Inc.
Novare Group Holdings, Inc.
The Finger Companies
The Hanover Company
Trammell Crow Residential
United Dominion Realty Trust
Williams Realty Advisors
Wood Partners, LLC